Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-227740

October 15, 2018

CONAGRA BRANDS, INC.

Pricing Term Sheet

$525,000,000 Floating Rate Notes due 2020

$1,200,000,000 3.800% Senior Notes due 2021

$1,000,000,000 4.300% Senior Notes due 2024

$1,000,000,000 4.600% Senior Notes due 2025

$1,300,000,000 4.850% Senior Notes due 2028

$1,000,000,000 5.300% Senior Notes due 2038

$1,000,000,000 5.400% Senior Notes due 2048

Issuer:	Conagra Brands, Inc.

Ratings (Moody’s /S&P /Fitch)*:	Baa3 (stable) / BBB (negative) / BBB- (stable)

Securities:

Floating Rate Notes due 2020

3.800% Senior Notes due 2021

4.300% Senior Notes due 2024

4.600% Senior Notes due 2025

4.850% Senior Notes due 2028

5.300% Senior Notes due 2038

5.400% Senior Notes due 2048

Principal Amount:	2020 Floating Rate Notes: $525,000,000 2021 Notes: $1,200,000,000 2024 Notes: $1,000,000,000 2025 Notes: $1,000,000,000 2028 Notes: $1,300,000,000 2038 Notes: $1,000,000,000 2048 Notes: $1,000,000,000

Maturity:

2020 Floating Rate Notes: October 22, 2020

2021 Notes: October 22, 2021

2024 Notes: May 1, 2024

2025 Notes: November 1, 2025

2028 Notes: November 1, 2028

2038 Notes: November 1, 2038

2048 Notes: November 1, 2048

Coupon (Interest Rate):	2020 Floating Rate Notes: Three month LIBOR plus 0.75% 2021 Notes: 3.800% 2024 Notes: 4.300% 2025 Notes: 4.600% 2028 Notes: 4.850% 2038 Notes: 5.300% 2048 Notes: 5.400%

Yield to Maturity:	2020 Floating Rate Notes: N/A 2021 Notes: 3.841% 2024 Notes: 4.310% 2025 Notes: 4.648% 2028 Notes: 4.854% 2038 Notes: 5.334% 2048 Notes: 5.434%

Spread to Benchmark Treasury:	2020 Floating Rate Notes: N/A 2021 Notes: +90 bps 2024 Notes: +130 bps 2025 Notes: +155 bps 2028 Notes: +170 bps 2038 Notes: +200 bps 2048 Notes: +210 bps

Benchmark Treasury:

2020 Floating Rate Notes: N/A

2021 Notes: UST 2.875% due October 15, 2021

2024 Notes: UST 2.875% due September 30, 2023

2025 Notes: UST 3.000% due September 30, 2025

2028 Notes: UST 2.875% due August 15, 2028

2038 Notes: UST 3.125% due May 15, 2048

2048 Notes: UST 3.125% due May 15, 2048

Benchmark Treasury Price / Yield:	2020 Floating Rate Notes: N/A 2021 Notes: 99-26 / 2.941% 2024 Notes: 99-12 1⁄4 / 3.010% 2025 Notes: 99-12+ / 3.098% 2028 Notes: 97-21 / 3.154% 2038 Notes: 96-02+ / 3.334% 2048 Notes: 96-02+ / 3.334%

Make-Whole Call:	2020 Floating Rate Notes: N/A 2021 Notes: T + 15 bps 2024 Notes: T + 20 bps 2025 Notes: T + 25 bps 2028 Notes: T + 30 bps 2038 Notes: T + 30 bps 2048 Notes: T + 35 bps

Par Call Date:	2020 Floating Rate Notes: October 22, 2019 2021 Notes: N/A 2024 Notes: April 1, 2024 2025 Notes: September 1, 2025 2028 Notes: August 1, 2028 2038 Notes: May 1, 2038 2048 Notes: May 1, 2048

Special Mandatory Redemption:	If (i) the merger (the “Merger”) pursuant to the Agreement and Plan of Merger, dated as of June 26, 2018, by and among Pinnacle Foods Inc., Conagra Brands, Inc. and Patriot Merger Sub Inc. (the “Merger Agreement”), is not consummated on or prior to April 1, 2019, or (ii) prior to April 1, 2019, the Merger Agreement is terminated, other than in connection with the consummation of the Merger, Conagra Brands, Inc. will be obligated to redeem all of the 2020 Floating Rate Notes, the 2021 Notes, the 2024 Notes, the 2025 Notes, the 2028 Notes and the 2038 Notes (the “Special Mandatory Redemption Notes”) on the special mandatory redemption date at a redemption price, equal to 101% of the aggregate principal amount of the applicable Special Mandatory Redemption Notes, plus accrued and unpaid interest to, but not including, the special mandatory redemption date. The 2048 Notes are not subject to the special mandatory redemption and will remain outstanding even if Conagra Brands, Inc. does not consummate the Merger, unless otherwise redeemed or repurchased.

Interest Payment Dates:

2020 Floating Rate Notes: January 22, April 22, July 22 and October 22, commencing January 22, 2019

2021 Notes: April 22 and October 22, commencing April 22, 2019

2024 Notes: May 1 and November 1, commencing May 1, 2019

2025 Notes: May 1 and November 1, commencing May 1, 2019

2028 Notes: May 1 and November 1, commencing May 1, 2019

2038 Notes: May 1 and November 1, commencing May 1, 2019

2048 Notes: May 1 and November 1, commencing May 1, 2019

Price to Public:

2020 Floating Rate Notes: 100.000% of the aggregate principal amount

2021 Notes: 99.885% of the aggregate principal amount

2024 Notes: 99.950% of the aggregate principal amount

2025 Notes: 99.714% of the aggregate principal amount

2028 Notes: 99.967% of the aggregate principal amount

2038 Notes: 99.583% of the aggregate principal amount

2048 Notes: 99.498% of the aggregate principal amount

Trade Date:	October 15, 2018

Settlement Date:	October 22, 2018 (T+5)

CUSIP / ISIN:

2020 Floating Rate Notes: 205887 BX9 / US205887BX94

2021 Notes: 205887 BZ4 / US205887BZ43

2024 Notes: 205887 CA8 / US205887CA82

2025 Notes: 205887 CB6 / US205887CB65

2028 Notes: 205887 CC4 / US205887CC49

2038 Notes: 205887 CD2 / US205887CD22

2048 Notes: 205887 CE0 / US205887CE05

Change of Control Offer:	If Conagra Brands, Inc. experiences a Change of Control Triggering Event, it will be required to offer to purchase each series of notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of purchase.

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC Mizuho Securities USA LLC

Senior Co-Managers:	MUFG Securities Americas Inc. Wells Fargo Securities, LLC

Co-Managers:

Barclays Capital Inc.

HSBC Securities (USA) Inc.

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

BNP Paribas Securities Corp.

Rabo Securities USA, Inc.

RBC Capital Markets, LLC

SunTrust Robinson Humphrey, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus, as supplemented) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement (as supplemented) and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting the issuer at 1-312-549-5000 or by contacting Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, or by calling 1-866-471-2526, facsimile: 212-902-9316 or emailing Prospectus-ny@ny.email.gs.com; BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, North Carolina 28255-0001, Attention: Prospectus Department, or by emailing dg.prospectus_requests@baml.com; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling 1-212-834-4533 or Mizuho Securities USA LLC, 320 Park Avenue, New York, NY 10022, Attention: Debt Capital Markets, or by calling 1-866-271-7403.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.

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